UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2007

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 7, 2007, the Company entered into the Second Amendment to Credit Agreement with certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as documentation agent, and JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association as co-lead arrangers and Wachovia Bank, N.A. The Second Amendment to Credit Agreement provides for a $50.0 million increase in the maximum that may be borrowed under the revolving credit facility commitment (including letters of credit) from $100.0 million to $150.0 million. The Company's ability to request an increase in the revolving loan commitments also increased in the Second Amendment to $50.0 million from $25.0 million (for a total commitment of $200.0 from $125.0 million). The amended Credit Agreement also provides that $50.0 million in proceeds may be utilized to repurchase the Company's common stock, extends the maturity date of the outstanding principal from March 11, 2010 to August 7, 2012, and changes the Consolidated Leverage Ratio in the financial covenants to 3.25:1.00. The Company intends to use the facility to fund working capital needs, expansion and the recently announced franchise acquisition. No other key terms of the Credit Agreement were modified under the Second Amendment and no additional amounts were funded at closing.

A copy of the Second Amendment to Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.    The description of the Second Amendment to Credit Agreement above is qualified in its entirety by reference to the full text of the Second Amendment to Credit Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: August 09, 2007	By:	/s/ Thomas J. Pennison Jr.
Thomas J. Pennison Jr.
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Second Amendment to Credit Agreement